Putnam Investment Funds
                         Certificate of Treasurer


     I, John D. Hughes, hereby certify that I am the Vice President and Treasurer of Putnam Investment Funds (the "Trust"), on behald of Putnam Balanced Fund, Putnam Global Utilities Fund and Putnam International New Opportunities Fund, and that of the 2,697,079 shares indicated in Paragraph (e) of the attached Notice pursuant to Rule 24f-2 as having been sold in reliance upon registration under Rule 24f-2 during the Trust's fiscal year ended September 30, 1995, 2,419,182 of such Shares were issued and the full consideration therefor authorized or specified to be received by the Trust in its Bylaws had been received by that date and 277,897 of such Shares had then been recorded as sold and issued on the books of the Trust but payment had not been received therefor and was not then due in the ordinary course of business.

     Executed this the 21st day of November, 1995.



                              ----------------------------------
                              John D. Hughes
                              Vice President and Treasurer






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